Exhibit 99.1

CBTX, Inc. Declares Quarterly Dividend and Suspends Repurchase Program

HOUSTON, Texas (March 18, 2020) – CBTX, Inc. (Nasdaq: CBTX), the bank holding company for CommunityBank of Texas N.A., today announced that its Board of Directors declared a quarterly cash dividend in the amount of $0.10 per share of common stock. The dividend will be payable on April 15, 2020 to shareholders of record as of the close of business on April 1, 2020.

In addition, CBTX, Inc. today announced that it has temporarily suspended its share repurchase program in light of the challenges presented by the COVID-19 pandemic and surrounding events. CBTX, Inc. believes that it remains strong and well-capitalized, and the Company may reinstate the share repurchase program in the future.

The Company repurchased 240,445 shares of common stock during the first quarter of 2020 for an aggregate purchase price of approximately $5.4 million under its repurchase program.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a $3.5 billion asset bank, offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by conditional or future language such as the word “will”, “believes”, and “may”, among others. These statements (including future payments of dividends, future repurchases and our future financial performance and conditions) are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including risks and factors related to our financial performance and results of operations, regulatory risks, interest rate risks, economic risks related to the impact of COVID-19 (including risks related to our customers’ ability to pay, our ability to borrow, and the impact of a resultant recession generally), and other hazards such as weather conditions, other pandemics, acts of war or terrorist acts and the governmental or military response thereto, and those additional risks and factors set forth from time to time in the documents filed or furnished by CBTX, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and CBTX, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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Investor Relations:	Media Contact:

Justin M. Long	Ashley Warren
281.325.5013	713.210.7622
investors@CBoTX.com	awarren@CBoTX.com

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